Royalite Petroleum Company Inc.
Signs Letter of Intent for Strategic Acquisition in the
Paradox Basin

October 11, 2007 – Austin, Texas; Royalite Petroleum Company Inc. (OTCBB: RYPE) (“Royalite”) has entered into a Letter of Intent with Twilight Resources, LLC and its affiliates (“Twilight”) to acquire a 50% interest in approximately 6,216 acres located in the northwest portion of the Paradox Basin.

The acreage block is located two miles east of Delta Petroleum Corp’s Greentown State 36-11 discovery well and continues for approximately seven additional miles to the northeast. The Greentown State 36-11 discovery well was completed earlier this year in 2 of 16 similar clastic pay intervals and production tested at a combined rate of 4.5 million cubic feet per day (Mmcfg/d) and 125 barrels of condensate per day (Bc/d). Delta has estimated the proven reserves attributable to the two perforated zones in this well at 2.7 billion cubic feet of gas equivalent (Bcfge). If the remaining untested intervals have similar log characteristics, as reported by Delta, the estimated proven reserves from the well could exceed 10 Bcfge. Royalite expects all the acreage currently covered under the Letter of Intent to be prospective and is projecting that up to 77 future wells could be drilled on 80 acre spacing units.

Michael L. Cass, President and CEO of Royalite stated, “The prolific gas and condensate discoveries made during the past year in the Greentown area of the Paradox Basin have opened up a large portion of the basin for future oil and gas development. If the Company proceeds with the acquisition of the Paradox Basin acreage, it will have significant exposure to another major play that has evolved over the past few years. The newly discovered areas in both the Paradox Basin and the Central Utah Hingeline are currently the best onshore oil and gas plays in the United States.”

Royalite has entered into a Letter of Intent (“LOI”) for the proposed purchase of 3,108 net acres (80% NRI) located in Grand County, Utah. Under the terms of the LOI, Royalite, subject to completion of a formal agreement, would purchase an undivided 50% interest in Twilight’s 6,216 net acres for $6.22 million and become the Operator. The LOI is subject to the Parties entering into a formal agreement on or before November 20, 2007 with closing of the purchase to take place on or before December 1, 2007.

In the event the property is acquired, Royalite will be required to carry Twilight as a 50% working interest owner through the completion or plugging of two wells drilled to the top of the Mississippian formation or 11,000 ft., whichever is less. Drilling of the two carried wells must commence on or before two years of the closing date. Each carried well drilled will initially earn Royalite a 160 acre drilling unit surrounding Royalite’s selected drilling locations. After the two wells have been drilled and completed or plugged, Twilight will assign the balance of the 3,108 net acres to Royalite. In the event that Royalite does not enter into a formal agreement on or before November 20, 2007, it will have no liability or any further obligations to Twilight. The proposed purchase is subject to Royalite closing the previously announced acquisition with Central Utah Lease Acquisition, LP (“CULA”) on or before November 19, 2007. There is no assurance that funding will be available to Royalite or that either of the purposed acquisitions will be completed. Royalite is currently seeking a financing to fund this acquisition and the proposed acquisition announced the previous week and to commence its initial drilling program.

The initial two wells proposed to be drilled, if Royalite completes the acquisition, will be located approximately 2.5 miles from the Delta Petroleum Corp’s Greentown State 36-11 discovery well. The Greentown State 36-11 well was completed during the past year and has an estimated 1,000 net feet of stacked productive intervals that partly contain reservoir quality sands. The Greentown State 36-11 well blew out during testing after only 2 of the 16 identified formations were completed and production tested at a combined rate of 4.5 Mmcfg/d and 125 Bc/d. The two high pressure sections that were completed had wellhead pressures of approximately 8,000 psi prior to the blowout. Logs from other wells drilled in the area of the Greentown 36-11 well also contain similar siltstone, sandstone and shale intervals and appear to have between 800 and 1100 net feet of clastic pay intervals interspersed in the approximately 4,000 ft. thick Paradox formation.

A second recent discovery in the immediate area, the Greentown State 32-42 well, was drilled 7.5 miles to the southeast of the Greentown State 36-11 well and encountered similar clastic sections. The well was initially completed in 8 of the 16 clastic pay sections identified and production tested at a combined rate of 2.0 mcfg/d and 500 Bc/d. Delta estimates the proven reserves attributable to the eight completed intervals are 5.8 bcfge. A review of electric and mud logs from wells throughout this portion of the Paradox Basin indicate stratigraphic clastics sections that contain reservoir quality sands not found in other parts of the basin to the southeast. Drilling on the “Green River” acreage could begin as early as the first quarter of 2008.

Royalite is a publicly traded oil and gas company exploring the newly discovered Central Utah Hingeline trend. Royalite currently owns a 100% working interest (87.5% NRI) in over 67,000 net acres in the Hingeline trend.

For more information contact:

Kapco Consultants Inc.	Royalite Petroleum Company Inc.
Mr. Larry Kaplan, President	Mr. Michael Cass, President
(352) 333-3838	(512) 402-0910 (direct)

Forward Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. These forward-looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that Royalite will obtain financing or complete the acquisition. Royalite does not currently have the funding in place to close this transaction and will not be able to exercise the option with CULA without adequate future funding. There is no assurance that Royalite will be successful in raising funding to close the purchase of the properties or drill any exploratory wells or that oil and/or gas will be encountered if any exploratory wells are drilled. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.